Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports Second Quarter 2022 Financial Results

Raising our 2022 Adjusted EBITDA guidance to reflect our strong year-to-date performance

Returning to stronger operational performance

Completed exit of Asia business and received preliminary proceeds of $336 million in August

Second Quarter 2022 Financial Highlights:

•
Net Revenues of $1,640 million for the second quarter of 2022 were up 21% compared to $1,352 million in the prior year period with 23% growth due to price/mix and 9% growth due to acquisitions, partially offset by a 10% volume decline and a slight decline for foreign exchange.
•
Net Income from continuing operations of $74 million for the second quarter of 2022 compared to $8 million in the prior year period.
•
Adjusted EBITDA1 from continuing operations of $249 million for the second quarter of 2022 was up 92% compared to $130 million in the prior year period.

LAKE FOREST, Ill., (August 3, 2022) – Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the second quarter of 2022. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “Building on our positive momentum from the past two quarters, I am pleased to share that we had a strong second quarter with significant increases in both net revenues and net income. Net income from continuing operations was $74 million for the second quarter of 2022 compared to $8 million in the prior year period. Adjusted EBITDA1 from continuing operations of $249 million for the second quarter of 2022 was up 92% compared to $130 million in the prior year period. Although the second half of the year will likely present more challenges than the first, we remain confident in our plans. Accordingly, we are updating and raising our 2022 Adjusted EBITDA1 guidance from $705 million to a range of $750 million to $770 million to reflect our strong year-to-date performance.2 We are encouraged by the progress we have made in our logistics, cubing and general operations across our plants as well as the improvement in our labor levels but remain cautious due to the continued inflationary pressures in the market as well as the uncertainty around the global energy market and its impact on raw materials, logistics and other costs. Despite this uncertainty, we are confident in our ability to manage these higher costs and execute on our strategy. I want to congratulate all of our team members on a strong first half of the year and thank them for their flexibility and dedication. Lastly, during this quarter, I welcomed Jon Baksht to the organization as our Chief Financial Officer. I am confident that he will be a tremendous leader for Pactiv Evergreen as we strive to deliver on our purpose of Packaging a Better Future while creating long-term value for all our stakeholders.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, said, “I am excited to be here as Pactiv Evergreen’s new CFO and to share our strong results from the quarter. During the second quarter, Pactiv Evergreen achieved 21% revenue growth over the prior year. This was driven by a 23% improvement in price/mix in the quarter due to contractual cost pass-through price increases and pricing actions. This was partially offset by a 10% decline in volumes versus the prior year, primarily due to strong prior year volumes due to post-COVID re-openings, labor and related impacts and the previously announced exit from our coated groundwood business. Excluding the shutdown of the coated groundwood business, volume was down 8% for the quarter. We also continue to make progress on improving our mill operations and managing our inventory levels to better service our customers. While we continue to make positive internal progress, the current external environment remains volatile with uncertainty due to the risks from continued inflationary pressures as well as recession fears. Although our business should be fairly resilient to these factors, we believe it is prudent to remain cautious.”

Positioning the Company for Future Growth

Pactiv Evergreen continues to focus on executing strategic priorities to better position the Company for future growth. On January 4, 2022, we entered into a definitive agreement with SIG Schweizerische Industrie-Gesellschaft GmbH to sell our carton packaging and filling machinery businesses in China, Korea and Taiwan. The transaction closed on August 2, 2022, and we received preliminary proceeds of $336 million, which are subject to adjustments for cash, indebtedness and working capital as of the date of completion and exclude taxes. We expect to recognize a gain on sale in the third quarter of 2022.

1 Adjusted EBITDA is a non-GAAP measure. Refer to its definition in the discussion on non-GAAP financial measures and the accompanying reconciliation below.

2 The Company is unable to provide a reconciliation of forward-looking Adjusted EBITDA from continuing operations without unreasonable effort because of the uncertainty and potential variability in amount and timing of gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, unrealized gains or losses on derivatives and foreign exchange gains or losses on cash, which are reconciling items between GAAP net income (loss) from continuing operations and Adjusted EBITDA from continuing operations and could significantly impact GAAP results.

Second Quarter 2022 Results

Net revenues in the second quarter of 2022 were $1,640 million compared to $1,352 million in the prior year period. The increase was primarily due to favorable pricing, due to the contractual pass-through of higher material costs and pricing actions across all of our segments. In addition, the Foodservice segment’s acquisition of Fabri-Kal on October 1, 2021 contributed $121 million of incremental sales for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. These increases were partially offset by lower sales volume, primarily due to strong prior year period sales volume as businesses and restaurants re-opened post-COVID-19 lockdowns in our Foodservice segment, labor and related impacts in our Food Merchandising segment and our strategic exit from the coated groundwood business in our Beverage Merchandising segment in December 2021.

Net income from continuing operations was $74 million in the second quarter of 2022 compared to $8 million in the second quarter of 2021. The increase was primarily due to $158 million of higher gross profit, largely driven by favorable pricing, net of higher material and manufacturing costs, as well as the contribution from the acquisition of Fabri-Kal. The increase due to higher gross profit was partially offset by a $40 million increase in tax expense, primarily attributable to improved profitability, a $33 million increase in selling, general and administrative expenses, primarily driven by higher employee-related costs and higher costs related to the acquisition of Fabri-Kal, and a $27 million change in non-operating expense/income, primarily due to lower gross pension plan assets and liabilities.

Adjusted EBITDA1 was $249 million in the second quarter of 2022 compared to $130 million in the second quarter of 2021. The increase reflects favorable pricing, net of raw material costs passed through, and the impact from the acquisition of Fabri-Kal, partially offset by higher manufacturing and employee-rated costs and lower sales volume.

Segment Results (compared to the second quarter of 2021)

Foodservice

	For the Three Months Ended June 30,				Components of Change in Net Revenues
	2022	2021	Change	% Change	Price/Mix	Volume	Acquisitions
Total segment net revenues	$791	$571	$220	39%	27%	(9)%	21%
Segment Adjusted EBITDA	$165	$62	$103	166%
Segment Adjusted EBITDA margin	21%	11%

The increase in net revenues was primarily due to favorable pricing, due to the contractual pass-through of higher material costs and pricing actions taken to offset higher input costs. In addition, the acquisition of Fabri-Kal on October 1, 2021 contributed $121 million of incremental sales for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021. These increases were partially offset by lower sales volume as the prior year period had strong sales volume as businesses and restaurants re-opened post-COVID-19 lockdowns.

The increase in Adjusted EBITDA was primarily due to favorable pricing, net of material costs passed through, and the impact from the acquisition of Fabri-Kal, partially offset by higher manufacturing costs, lower sales volume and higher employee-related costs.

Food Merchandising

	For the Three Months Ended June 30,				Components of Change in Net Revenues
	2022	2021	Change	% Change	Price/Mix	Volume
Total segment net revenues	$444	$388	$56	14%	20%	(6)%
Segment Adjusted EBITDA	$78	$59	$19	32%
Segment Adjusted EBITDA margin	18%	15%

The increase in net revenues was primarily due to favorable pricing, due to pricing actions taken to offset higher input costs and the contractual pass-through of higher material costs, partially offset by lower sales volume, primarily due to labor and related impacts.

The increase in Adjusted EBITDA was primarily due to favorable pricing, net of material costs passed through, partially offset by higher manufacturing costs and lower sales volume.

Beverage Merchandising

	For the Three Months Ended June 30,				Components of Change in Net Revenues
	2022	2021	Change	% Change	Price/Mix	Volume	FX
Total segment net revenues	$420	$387	$33	9%	19%	(9)%	(1)%
Segment Adjusted EBITDA	$29	$15	$14	93%
Segment Adjusted EBITDA margin	7%	4%

The increase in net revenues was primarily due to favorable pricing, due to pricing actions taken to offset higher input costs and the contractual pass-through of higher material costs, and favorable product mix. These increases were partially offset by lower sales volume, primarily due to our strategic exit from the coated groundwood business in December 2021.

The increase in Adjusted EBITDA was primarily due to favorable pricing, net of material costs passed through, partially offset by higher manufacturing costs, including $11 million due to a scheduled annual pulp mill outage, higher employee-related costs and lower sales volume.

Year to Date Financial Results (Six Months Ended June 30, 2022):

•
Net Revenues of $3,135 million for the six months ended June 30, 2022 compared to $2,516 million in the prior year period.
•
Net Income from continuing operations of $117 million for the six months ended June 30, 2022 compared to a net loss of $3 million in the prior year period.
•
Adjusted EBITDA1 from continuing operations of $431 million for the six months ended June 30, 2022 compared to $207 million in the prior year period.

Net revenues for the six months ended June 30, 2022 were $3,135 million compared to $2,516 million in the six months ended June 30, 2021. The increase was primarily due to favorable pricing, due to the contractual pass-through of higher material costs and pricing actions across all of our segments. In addition, the Foodservice segment’s acquisition of Fabri-Kal on October 1, 2021 contributed $223 million of incremental sales for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. These increases were partially offset by lower sales volume, primarily due to strong sales volume in the prior year period as businesses and restaurants re-opened post-COVID-19 lockdowns in our Foodservice segment, labor and related impacts in our Food Merchandising segment and our strategic exit from the coated groundwood business in our Beverage Merchandising segment in December 2021.

Net income from continuing operations for the six months ended June 30, 2022 was $117 million compared to a net loss of $3 million in the six months ended June 30, 2021. The change was primarily driven by $282 million of higher gross profit, primarily driven by favorable pricing, partially offset by higher material and manufacturing costs, lower sales volume and higher logistics costs. Higher gross profit was also driven by the contribution from the Fabri-Kal acquisition, plus the benefit related to prior year period costs of $50 million from Winter Storm Uri. The increase due to higher gross profit was partially offset by a $94 million increase in tax expense, primarily attributable to improved profitability, a $49 million increase in selling, general and administrative expenses, primarily driven by higher employee-related costs and higher costs related to the acquisition of Fabri-Kal, and a $40 million decrease in non-operating income, primarily due to lower gross pension plan assets and liabilities.

Adjusted EBITDA1 for the six months ended June 30, 2022 was $431 million compared to $207 million in the six months ended June 30, 2021. The increase reflects favorable pricing, net of material costs passed through, and the impact from the acquisition of Fabri-Kal, partially offset by higher manufacturing costs, lower sales volume and higher employee-related and logistics costs. The increase in Adjusted EBITDA also includes the benefit related to prior year period costs of $50 million from Winter Storm Uri.

Balance Sheet and Cash Flow Highlights

•
Cash and cash equivalents were $246 million as of June 30, 2022, with a further $9 million of cash and cash equivalents classified within current assets held for sale.
•
Total outstanding debt was $4,264 million at June 30, 2022.
•
For the quarter ended June 30, 2022, capital expenditures totaled $64 million.
•
The Company paid dividends to shareholders of $0.20 per share during the six months ended June 30, 2022. The Company’s Board of Directors declared a second quarter 2022 dividend on August 1, 2022 of $0.10 per share of common stock, payable on September 15, 2022 to shareholders of record as of August 31, 2022.

Outlook

We are updating and raising our 2022 Adjusted EBITDA1 guidance from $705 million to a range of $750 million to $770 million to reflect our strong year-to-date performance2. We are encouraged by the progress we have made in our mill operations as well as the improvement in our labor levels but remain cautious due to the continued inflationary pressures in the market as well as the uncertainty around the global energy market and its impact on raw materials, logistics and other costs. Despite this uncertainty, we are confident in our ability to manage these higher costs and execute on our strategy.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on August 4, 2022 at 8:00 a.m. U.S. Eastern Time. Investors interested in participating in the live call may dial (877) 300-9306 from the U.S. or (412) 542-4176 internationally and use access code 10169042. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. With a team of approximately 16,500 employees, the Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial results and our expectations regarding the duration and severity of ongoing macroeconomic challenges. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,”

“plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022 filed with the SEC and the quarter ended June 30, 2022 to be filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the non-GAAP financial measure “Adjusted EBITDA” in evaluating our past results and future prospects. The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash, executive transition charges and gains or losses on certain legal settlements. The Company has provided below a reconciliation of Adjusted EBITDA from continuing operations to net income (loss) from continuing operations, the most directly comparable GAAP financial measure.

The Company presents Adjusted EBITDA because it is a key measure used by our management team to evaluate its operating performance, generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, our chief operating decision maker uses the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that presenting this metric provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and Board of Directors. The Company also believes that Adjusted EBITDA and similar measures are widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our Adjusted EBITDA metric may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and you should not infer from our presentation of Adjusted EBITDA that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Dhaval Patel

732.501.9657

dhaval.patel@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net revenues	$1,640	$1,352	$3,135	$2,516
Cost of sales	(1,332)	(1,202)	(2,595)	(2,258)
Gross profit	308	150	540	258
Selling, general and administrative expenses	(148)	(115)	(290)	(241)
Restructuring, asset impairment and other related charges	(1)	(10)	(1)	(8)
Other income, net	12	5	40	11
Operating income from continuing operations	171	30	289	20
Non-operating (expense) income, net	(2)	25	8	48
Interest expense, net	(50)	(42)	(99)	(84)
Income (loss) from continuing operations before tax	119	13	198	(16)
Income tax (expense) benefit	(45)	(5)	(81)	13
Income (loss) from continuing operations	74	8	117	(3)
Loss from discontinued operations, net of income taxes	—	(1)	—	(4)
Net income (loss)	74	7	117	(7)
Income attributable to non-controlling interests	(1)	—	(1)	(1)
Net income (loss) attributable to Pactiv Evergreen Inc. common shareholders	$73	$7	$116	$(8)

Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations
Basic	$0.41	$0.05	$0.65	$(0.02)
Diluted	$0.40	$0.05	$0.65	$(0.02)
From discontinued operations
Basic	$—	$(0.01)	$—	$(0.02)
Diluted	$—	$(0.01)	$—	$(0.02)
Total
Basic	$0.41	$0.04	$0.65	$(0.04)
Diluted	$0.40	$0.04	$0.65	$(0.04)

Weighted-average shares outstanding - basic	177.7	177.4	177.7	177.3
Weighted-average shares outstanding - diluted	178.3	177.7	178.2	177.3

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of June 30, 2022	As of March 31, 2022
Assets
Cash and cash equivalents	$246	$283
Accounts receivable, net	527	502
Related party receivables	50	41
Inventories	1,103	968
Other current assets	137	113
Assets held for sale	131	134
Total current assets	2,194	2,041
Property, plant and equipment, net	1,759	1,771
Operating lease right-of-use assets, net	271	272
Goodwill	1,814	1,812
Intangible assets, net	1,096	1,112
Deferred income taxes	7	7
Other noncurrent assets	144	147
Total assets	$7,285	$7,162
Liabilities
Accounts payable	$493	$433
Related party payables	9	11
Current portion of long-term debt	30	30
Current portion of operating lease liabilities	63	62
Income taxes payable	6	5
Accrued and other current liabilities	372	373
Liabilities held for sale	24	27
Total current liabilities	997	941
Long-term debt	4,207	4,213
Long-term operating lease liabilities	219	222
Deferred income taxes	257	231
Long-term employee benefit obligations	196	194
Other noncurrent liabilities	140	144
Total liabilities	$6,016	$5,945
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,264	1,213
Non-controlling interests	5	4
Total equity	$1,269	$1,217
Total liabilities and equity	$7,285	$7,162

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended June 30,	For the Three Months Ended March 31,	For the Three Months Ended June 30,
	2022	2022	2021
Cash provided by operating activities
Net income	$74	$43	$7
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	86	84	77
Deferred income taxes	27	18	(3)
Unrealized (gain) loss on derivatives	(1)	(5)	3
Other asset impairment charges	—	—	2
Gain on sale of businesses and noncurrent assets	—	(27)	—
Non-cash portion of employee benefit obligations	3	(10)	(24)
Non-cash portion of operating lease expense	22	19	19
Amortization of OID and DIC	1	1	2
Equity based compensation	6	4	2
Other non-cash items, net	9	2	5
Change in assets and liabilities:
Accounts receivable, net	(43)	(11)	(33)
Inventories	(154)	(115)	7
Other current assets	(21)	9	2
Accounts payable	61	66	44
Operating lease payments	(21)	(19)	(20)
Income taxes payable/receivable	1	(1)	23
Accrued and other current liabilities	(1)	59	1
Employee benefit obligation contributions	(2)	(1)	(2)
Other assets and liabilities	(1)	4	1
Net cash provided by operating activities	46	120	113
Cash used in investing activities
Acquisition of property, plant and equipment	(64)	(50)	(71)
Acquisition of business, net of cash acquired	—	(2)	—
Disposal of businesses and joint venture equity interests, net of cash disposed	—	47	—
Net cash used in investing activities	(64)	(5)	(71)
Cash used in financing activities
Long-term debt repayments	(5)	(6)	(3)
Dividends paid to common shareholders	(18)	(18)	(17)
Other financing activities	(3)	(3)	(1)
Net cash used in financing activities	(26)	(27)	(21)
Effect of exchange rate changes on cash and cash equivalents	(3)	—	1
(Decrease) increase in cash and cash equivalents	(47)	88	22
Cash and cash equivalents, including amounts classified as held for sale, as of beginning of the period(1)	302	214	328
Cash and cash equivalents as of end of the period(1)	$255	$302	$350

(1) Includes $9 million, $19 million and $17 million of cash and cash equivalents classified as current assets held for sale as of June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Reportable segment net revenues
Foodservice	$791	$571	$1,488	$1,025
Food Merchandising	444	388	848	730
Beverage Merchandising	420	387	823	744
Other	27	24	49	53
Intersegment revenues	(42)	(18)	(73)	(36)
Total net revenues	$1,640	$1,352	$3,135	$2,516

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Reportable segment Adjusted EBITDA
Foodservice	$165	$62	$281	$123
Food Merchandising	78	59	138	114
Beverage Merchandising	29	15	53	(17)
Other	2	2	2	3
Unallocated	(25)	(8)	(43)	(16)
Adjusted EBITDA from continuing operations (Non-GAAP)	$249	$130	$431	$207

Pactiv Evergreen Inc.

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations

(in millions)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) from continuing operations (GAAP)	$74	$8	$117	$(3)
Income tax expense (benefit)	45	5	81	(13)
Interest expense, net	50	42	99	84
Depreciation and amortization	86	77	170	150
Restructuring, asset impairment and other related charges(1)	1	10	1	8
Gain on sale of businesses and noncurrent assets(2)	—	—	(27)	—
Non-cash pension expense (income)(3)	2	(25)	(8)	(48)
Operational process engineering-related consultancy costs(4)	1	7	4	10
Business acquisition and integration costs and purchase accounting adjustments(5)	2	—	6	—
Unrealized (gains) losses on derivatives(6)	(1)	3	(6)	4
Foreign exchange losses on cash(7)	—	1	2	1
Executive transition charges(8)	2	—	2	10
Gain on legal settlement(9)	(15)	—	(15)	—
Costs associated with legacy sold facility(10)	3	—	6	—
Other	(1)	2	(1)	4
Adjusted EBITDA from continuing operations (Non-GAAP)	$249	$130	$431	$207
(1)
Reflects restructuring, asset impairment and other related charges (net of reversals) primarily associated with our closure of Beverage Merchandising’s coated groundwood operations.
(2)
Reflects the gain from the sale of businesses and noncurrent assets, primarily related to the sale of our equity interests in Naturepak Beverage Packaging Co. Ltd.
(3)
Reflects the non-cash pension expense (income) related to our employee benefit plans, including the pension settlement gain of $10 million recognized during the six months ended June 30, 2022.
(4)
Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(5)
Reflects integration costs related to the acquisition of Fabri-Kal.
(6)
Reflects the mark-to-market movements in our commodity derivatives.
(7)
Reflects foreign exchange losses on cash, primarily on U.S. dollar amounts held in non-U.S. dollar functional currency entities.
(8)
Reflects charges relating to key executive retirement and separation agreements in the first half of 2021 and in the second quarter of 2022.
(9)
Reflects the gain, net of costs, arising from the settlement of a historical legal action.
(10)
Reflects costs related to a closed facility, sold prior to our acquisition of the entity.